Summit Midstream Partners, LP 2100 McKinney Avenue; Suite 1250 Dallas, Texas 75201

Summit Midstream Partners, LP Reports Third Quarter 2013 Financial and
Operating Results, Announces Expansion of Mountaineer Midstream and
Provides 2014 Adjusted EBITDA Guidance of $170.0 million to $180.0 million

Dallas, Texas (November 7, 2013) - Summit Midstream Partners, LP (NYSE: SMLP) today announced financial and operating results for the three and nine months ended September 30, 2013. SMLP reported adjusted EBITDA of $39.1 million for the third quarter 2013, an increase of $16.0 million, or 69.1%, over the third quarter of 2012. Adjusted distributable cash flow totaled $28.0 million for the third quarter of 2013, an increase of $6.1 million, or 27.8% over the third quarter of 2012. SMLP reported $6.7 million of net income for the third quarter of 2013 compared to $7.4 million in the third quarter of 2012. Volume throughput on SMLP’s gathering assets averaged 1,022 million cubic feet per day (“MMcf/d”) in the third quarter of 2013 compared to 958 MMcf/d in the third quarter of 2012.
For the nine months ended September 30, 2013, SMLP reported adjusted EBITDA of $106.5 million, an increase of $31.8 million, or 42.6%, over the comparable period in 2012. Adjusted distributable cash flow totaled $86.0 million in the first nine months of 2013, an increase of $19.9 million, or 30.1% over the comparable period in 2012. Net income totaled $27.3 million in first nine months of 2013, an increase of $3.2 million, or 13.2%, over the comparable period in 2012. Volume throughput averaged 964 MMcf/d for the nine months ended September 30, 2013 compared to 928 MMcf/d for the comparable period in 2012.
Financial results for the three and nine months ended September 30, 2013 primarily benefitted from the June 2013 acquisitions of (i) Bison Midstream, which was dropped down from an affiliate of Summit Midstream Partners, LLC (“Summit Investments”) and (ii) Mountaineer Midstream, which was acquired from an affiliate of MarkWest Energy Partners, L.P. (“MarkWest”). Financial results in the third quarter also benefitted from the new natural gas purchase agreement with Aux Sable Midstream, LLC which became effective in August 2013 and provides for long-term access to natural gas processing capacity and improved processing economics for Bison Midstream and its customers.
SMLP also announced today the amendment of its natural gas gathering agreement with Antero Resources Corporation (“Antero”) related to SMLP’s development of a new high-pressure pipeline looping project designed to expand throughput capacity at Mountaineer Midstream to 1,050 MMcf/d (the “Zinnia Loop”). The Zinnia Loop will support an incremental 500 MMcf/d of volume throughput and will accommodate higher expected natural gas production from Antero, Mountaineer Midstream’s anchor customer. The need for the Zinnia Loop is driven by Antero’s drilling program around Mountaineer Midstream’s gathering footprint in western Harrison and Doddridge counties in West Virginia. With this expansion, Mountaineer Midstream will enhance its strategic position as a primary source of natural gas deliveries to MarkWest’s Sherwood Gas Processing Complex (“Sherwood”), which is located in the liquids-rich natural gas window of the Marcellus Shale Play.
Steve Newby, President and Chief Executive Officer of SMLP commented, “SMLP delivered another solid quarter of financial results. Our third quarter financial results, coupled with our outlook for the business over the long-term, allowed us to increase the third quarter 2013 distribution to $0.46 per unit, a 5.75% increase over the second quarter of 2013. We have now increased our distribution 15.0% over our minimum quarterly distribution since going public in October of 2012, while maintaining a coverage ratio of 1.23x for the nine months ended September 30, 2013.”
“We are also very excited about expanding our relationship with Antero in the Marcellus. Antero is a premier operator and first class customer and we are grateful for their confidence in choosing SMLP to expand this strategically important pipeline serving MarkWest’s growing Sherwood Processing Complex. The expansion will nearly double our existing throughput capacity on Mountaineer Midstream.”

EX 99.1-1

Financial Guidance
SMLP today reaffirmed its 2013 adjusted EBITDA financial guidance of $140.0 million to $150.0 million and the expectation that it will pay a distribution to its limited partners for the fourth quarter of 2013 that is 18.0% to 22.0% over its minimum quarterly distribution, or MQD, of $0.40 per unit.
In addition, SMLP announced its 2014 adjusted EBITDA financial guidance of $170.0 million to $180.0 million. SMLP expects to pay a distribution for the fourth quarter of 2014 that is 10.0% to 12.0% over the expected distribution to be paid for the fourth quarter of 2013. The 2014 financial guidance excludes the effect of any potential asset drop downs from the ultimate owner of SMLP’s general partner, Summit Investments.
DFW Midstream
Volume throughput on the DFW Midstream system averaged 381 MMcf/d in the third quarter of 2013 compared to 380 MMcf/d in the third quarter of 2012 and 395 MMcf/d in the second quarter of 2013. Volume declines from the second quarter of 2013 to the third quarter of 2013 primarily resulted from multiple customers continuing to temporarily shut-in several pad sites throughout the quarter to drill and/or complete new wells. While this activity is beneficial over the long term, it can create volume and cash flow volatility on a sequential quarter basis. Volume throughput was also impacted by SMLP’s annual two day shut-down of the DFW Midstream system in September. This shut-down was necessary to execute the required regulatory testing and impacted volume throughput by approximately 5 MMcf/d during the third quarter.
Grand River Gathering
Volume throughput on the Grand River system averaged 489 MMcf/d in the third quarter of 2013 compared to 578 MMcf/d in the third quarter of 2012 and 494 MMcf/d in the second quarter of 2013. The Grand River gathering agreements include minimum volume commitments (“MVC”) which largely mitigate the financial impact associated with declining volumes. As a result, the lower volume throughput at Grand River during the third quarter of 2013 primarily translated into larger MVC shortfall payments thereby minimizing the impact on adjusted EBITDA. In the aggregate, these MVCs increase annually over the next several years.
Bison Midstream
Volume throughput on the Bison Midstream system averaged 17 MMcf/d in the third quarter of 2013 and in the second quarter of 2013. Flat volume throughput during the quarter was attributable to temporary operational interruptions across the system due to increased levels of produced water in the pipelines. These operational issues are being remediated and are expected to be resolved in the near term. In addition, temporary interruptions occurred throughout the quarter as SMLP continued to install new compression assets designed to increase throughput capacity. Since acquiring Bison Midstream from an affiliate of Summit Investments in February 2013, SMLP has connected 18 new pad sites to the Bison Midstream system through September 30, 2013 as a high level of drilling activity continues to occur across the system.
Mountaineer Midstream
Volume throughput on the Mountaineer Midstream system averaged 135 MMcf/d in the third quarter of 2013, up 1.5% over the second quarter 2013. Volume throughput growth was muted in the third quarter of 2013 as a result of temporary processing capacity curtailments at Sherwood beginning in August 2013. The processing curtailments resulted from a line break on one of MarkWest’s NGL pipelines downstream of Sherwood which forced Mountaineer Midstream to curtail its natural gas deliveries to Sherwood. MarkWest immediately commenced repairs and remediation of the impacted areas of the NGL pipeline and that line was returned to service in mid-October 2013. Volume throughput at Mountaineer Midstream is now higher than pre-curtailment levels and is expected to grow in sync with planned processing capacity expansions currently underway at Sherwood.
SMLP amended its fee-based natural gas gathering agreement with Antero whereby SMLP will construct approximately 9 miles of high-pressure, 20-inch pipeline on the Mountaineer Midstream system in order to accommodate higher expected volume throughput from Antero. The Zinnia Loop will increase Mountaineer

EX 99.1-2

Midstream’s throughput capacity from 550 MMcf/d to 1,050 MMcf/d. The project is underpinned by a new minimum revenue commitment from Antero which has over 12 years remaining on the contract. SMLP has already commenced work on the project with an expected in service date of third quarter of 2014. The total cost of the project is approximately $24 million.
MVC Shortfall Payments
Adjusted EBITDA in the third quarter of 2013 was positively impacted by $7.7 million related to EBITDA adjustments associated with the MVC mechanisms in SMLP’s gathering agreements. Of the $7.7 million adjustment, (i) $4.5 million was related to MVC shortfall payments, and (ii) $3.2 million was related to the change in deferred revenue.

	Three Months Ended September 30, 2013
(In Millions)	MVC Billings	Gathering Revenue	Adjustments to MVC Shortfall Payments	Net Impact to Adjusted EBITDA
Net Change in Deferred Revenue:
Grand River	$—	$—	$—	$—
DFW Midstream	3.2	—	—	3.2
Bison Midstream	—	—	—	—
Mountaineer Midstream	—	—	—	—
Total	$3.2	$—	$—	$3.2

MVC Shortfall Payment Adjustment:
Grand River	$—	$—	$0.3	$0.3
DFW Midstream	—	—	3.1	3.1
Bison Midstream	—	—	1.1	1.1
Mountaineer Midstream	—	—	—	—
Total	$—	$—	$4.5	$4.5

TOTAL	$3.2	$—	$4.5	$7.7
SMLP billed its customers $3.2 million of MVC shortfalls in the third quarter of 2013 due to lower actual volume throughput than the minimum volume that the applicable shippers were contractually required to ship under their gas gathering agreements. All $3.2 million of the quarterly MVC shortfall payments have been recorded as deferred revenue on SMLP’s balance sheet because these customers have the ability to use these MVC shortfall payments as a credit to offset future gathering fees related to throughput in excess of future period MVCs.
MVC shortfall payment adjustments in the third quarter of 2013 totaled $4.5 million and included adjustments related to future anticipated shortfall payments from certain Grand River, Bison Midstream and DFW Midstream customers.
Certain of our gas gathering agreements do not have credit banking mechanisms and as such, the MVC shortfall payments from these customers are accounted for as gathering revenue in the period earned. For the third quarter of 2013, Mountaineer Midstream recognized $1.5 million of gathering revenue associated with MVC

EX 99.1-3

shortfall payments and Grand River recognized $0.2 million of gathering revenue associated with MVC shortfall payments.
Capital Expenditures
For the quarter ended September 30, 2013, SMLP recorded total capital expenditures of $20.7 million, including approximately $3.0 million of maintenance capital expenditures. Development activities during the third quarter of 2013 were primarily related to pipeline construction projects to connect new receipt points on the Bison Midstream and DFW Midstream systems and to expand compression capacity on the Bison Midstream system. SMLP also began construction on a new 150 gallon per minute natural gas treating facility on the DFW Midstream system, which is expected to be in service in the first quarter of 2014.
Capital & Liquidity
As of September 30, 2013, SMLP had total liquidity (cash plus available borrowing capacity under its $600.0 million revolving credit facility) of $350.3 million. Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $565.1 million, total leverage (net debt divided by EBITDA) was approximately 3.9:1 as of September 30, 2013.
On November 1, 2013, SMLP’s wholly owned subsidiary, Summit Midstream Holdings, LLC, amended and restated its revolving credit facility. The facility was increased from $600.0 million to $700.0 million, the maturity date was extended from May 2016 to November 2018 and the leverage-based pricing grid was reduced by 0.75% to a new range of 1.75% to 2.75%. Pro forma for the effectiveness of this new credit facility, SMLP’s available liquidity at September 30, 2013 would have been $450.3 million.
Quarterly Distribution
On October 24, 2013, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.46 per unit on all outstanding common and subordinated units, or $1.84 per unit on an annualized basis, for the quarter ended September 30, 2013. This distribution will be paid on November 14, 2013 to unitholders of record as of the close of business on November 7, 2013. This is SMLP’s fourth consecutive quarterly distribution increase over its minimum quarterly distribution since completing its IPO in October 2012 and represents an increase of $0.025 per unit, or 5.75%, over the $0.435 per unit distribution paid for the quarter ended June 30, 2013 and a 15.0% increase over its minimum quarterly distribution.
Third Quarter 2013 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Friday, November 8, 2013, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-619-6397 or toll-free 800-708-4540 and entering the passcode 35939161. The conference call will also be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.
A replay of the conference call will be available until November 22, 2013 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 35939161#. An archive of the conference call will also be available on SMLP’s website.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present EBITDA, adjusted EBITDA, distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization expense, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus unit-based compensation, adjustments related to MVC shortfall payments and loss on asset sales, less gain on asset sales. We define distributable cash flow as adjusted EBITDA plus cash interest income, less cash paid for interest expense and income taxes, senior notes interest expense and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other non-cash or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of

EX 99.1-4

similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides primarily fee-based natural gas gathering and compression services in four unconventional resource basins: (i) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado; (ii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; (iii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; and (iv) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia. SMLP owns and operates 790 miles of pipeline and 181,860 horsepower of compression. SMLP is headquartered in Dallas, TX with offices in Houston, TX, Denver, CO and Atlanta, GA.
SMLP completed its IPO on October 3, 2012 to become a publicly traded entity. References to the “Company”, “we” or “our,” when used for dates or periods ended on or after the IPO, refer collectively to SMLP and its subsidiaries. References to the “Company”, “we” or “our,” when used for dates or periods ended prior to the closing of the IPO, refer collectively to Summit Investments and its subsidiaries.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) indirectly owns a 71.6% limited partner interest in SMLP and owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments also owns, operates and is developing various crude oil, natural gas, and water-related midstream energy infrastructure assets in the Bakken Shale Play in North Dakota, the DJ Niobrara Shale Play in Colorado, the Uinta Basin in Utah, and the Piceance Basin in western Colorado. Summit Investments is a privately held company owned by members of management, funds controlled by Energy Capital Partners II, LLC, and GE Energy Financial Services, Inc. and certain of its affiliates.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause our actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting us is contained in our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2013 and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

EX 99.1-5

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012

	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$15,283	$7,895
Accounts receivable	34,911	33,504
Due from affiliate	—	774
Other assets	2,354	2,190
Total current assets	52,548	44,363
Property, plant and equipment, net	957,555	681,993
Intangible assets, net:
Favorable gas gathering contracts	18,348	19,958
Contract intangibles	394,804	229,596
Rights-of-way	51,657	35,986
Total intangible assets, net	464,809	285,540
Goodwill	117,766	45,478
Other noncurrent assets	12,417	6,137
Total assets	$1,605,095	$1,063,511

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$11,909	$15,817
Due to affiliate	430	—
Deferred revenue	1,555	865
Ad valorem taxes payable	5,604	5,455
Accrued interest	6,525	16
Other current liabilities	7,620	4,308
Total current liabilities	33,643	26,461
Long-term debt	565,050	199,230
Noncurrent liabilities, net	6,604	7,420
Deferred revenue	22,560	10,899
Other noncurrent liabilities	361	254
Total liabilities	628,218	244,264
Commitments and contingencies

Common limited partner capital	570,260	418,856
Subordinated limited partner capital	383,281	380,169
General partner interests	23,336	20,222
Total partners' capital	976,877	819,247
Total liabilities and partners' capital	$1,605,095	$1,063,511

EX-99.1-6

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(In thousands, except per-unit and unit amounts)
Revenues:
Gathering services and other fees	$45,968	$37,903	$127,098	$106,550
Natural gas, NGLs and condensate sales and other	17,392	3,232	47,204	10,290
Amortization of favorable and unfavorable contracts	(264)	(160)	(794)	25
Total revenues	63,096	40,975	173,508	116,865

Costs and expenses:
Operation and maintenance	15,918	14,460	45,467	37,177
Cost of natural gas and NGLs	10,464	—	24,328	—
General and administrative	6,248	5,179	18,198	15,977
Transaction costs	123	1,739	2,549	1,972
Depreciation and amortization	16,426	9,156	43,146	26,135
Total costs and expenses	49,179	30,534	133,688	81,261
Other (expense) income	(112)	2	(110)	8
Interest expense	(6,937)	(2,827)	(11,840)	(5,573)
Affiliated interest expense	—	(13)	—	(5,426)
Income before income taxes	6,868	7,603	27,870	24,613
Income tax expense	(177)	(207)	(579)	(501)
Net income	$6,691	$7,396	$27,291	$24,112
Less: net income attributable to SMP Holdings	—		52
Net income attributable to partners	6,691		27,239
Less: net income attributable to general partner	134		545
Net income attributable to limited partners	$6,557		$26,694

Earnings per common unit – basic	$0.12		$0.57
Earnings per common unit – diluted	$0.12		$0.57
Earnings per subordinated unit – basic and diluted	$0.12		$0.48

Weighted-average common units outstanding – basic	29,074,743		26,234,042
Weighted-average common units outstanding – diluted	29,227,041		26,352,234
Weighted-average subordinated units outstanding – basic and diluted	24,409,850		24,409,850

EX-99.1-7

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended September 30,			Nine months ended September 30,
	2013		2012	2013		2012
	(Dollars in thousands)
Other financial data:
EBITDA (1)	$30,494		$19,757	$83,647		$61,714
Adjusted EBITDA (1)	39,103		23,124	106,458		74,668
Capital expenditures (2)	20,718		36,284	62,317		60,647
Acquisition capital expenditures (3)	—		—	458,914		—
Distributable cash flow (2)	27,919		18,579	83,411		63,832
Adjusted distributable cash flow (2)	28,042		21,942	85,960		66,059
Distribution coverage ratio (4)	1.12	x		1.23	x

Operating data:
Miles of pipeline (end of period)	790		392	790		392
Aggregate average throughput (MMcf/d)	1,022		958	964		928
__________
(1) EBITDA and adjusted EBITDA include transaction costs. These unusual and non-recurring expenses are settled in cash.
(2) Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. For the three and nine months ended September 30, 2012, the calculation of distributable cash flow and adjusted distributable cash flow included an estimate for the portion of total capital expenditures that were maintenance capital expenditures.
(3) Reflects cash paid and value of units issued to fund acquisitions.
(4) Distribution coverage ratio calculation for the three months ended September 30, 2013 is based on distributions in respect of the third quarter of 2013 that will be paid November 14, 2013. Distribution coverage ratio calculation for the nine months ended September 30, 2013 is based on distributions in respect of the first, second and third quarters of 2013.

EX-99.1-8

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended September 30,			Nine months ended September 30,
	2013		2012	2013		2012
	(Dollars in thousands)
Reconciliations of Net Income to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net income	$6,691		$7,396	$27,291		$24,112
Add:
Interest expense	6,937		2,840	11,840		10,999
Income tax expense	177		207	579		501
Depreciation and amortization expense	16,426		9,156	43,146		26,135
Amortization of favorable and unfavorable contracts (1)	264		160	794		(25)
Less:
Interest income	1		2	3		8
EBITDA (2)	$30,494		$19,757	$83,647		$61,714
Add:
Unit-based compensation	829		381	1,987		1,793
Adjustments related to MVC shortfall payments (3)	7,667		2,986	20,711		11,161
Loss on asset sales	113		—	113		—
Adjusted EBITDA (2)	$39,103		$23,124	$106,458		$74,668
Add:
Interest income	1		2	3		8
Less:
Cash interest paid	2,534		2,683	6,548		6,274
Senior notes interest expense (4)	5,625		—	6,500		—
Cash income taxes paid	—		650	660		650
Maintenance capital expenditures (5)	3,026		1,214	9,342		3,920
Distributable cash flow (5)	$27,919		$18,579	$83,411		$63,832
Add:
Transaction costs (2)	123		1,739	2,549		1,972
Ad valorem tax adjustment (6)	—		950	—		—
Pro forma change in interest paid (7)	—		674	—		255
Adjusted distributable cash flow (5)	$28,042		$21,942	$85,960		$66,059

Distributions declared (8)	$25,108			$69,771

Distribution coverage ratio	1.12	x		1.23	x
__________

EX-99.1-9

(1) The amortization of favorable and unfavorable contracts relates to gas gathering agreements that were deemed to be above or below market at the acquisition of the DFW Midstream system. We amortize these contracts on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.
(2) EBITDA and adjusted EBITDA include transaction costs. These unusual and non-recurring expenses are settled in cash.
(3) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of future expected annual MVC shortfall payments.
(4) Senior notes interest expense represents interest expense recognized and accrued during the period.  Interest of 7.50% on the $300.0 million senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.
(5) Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. For the three and nine months ended September 30, 2012, the calculation of distributable cash flow and adjusted distributable cash flow includes an estimate for the portion of total capital expenditures that were maintenance capital expenditures.
(6) In the third quarter of 2012, we adjusted our estimate for ad valorem taxes associated with Grand River Gathering, LLC for 2012. As a result of this adjustment, we recorded an incremental $1.0 million of ad valorem taxes in the third quarter of 2012.
(7) Pro forma change in cash interest paid reflects the difference in cash interest expense that we would have paid had we, as a result of the initial public offering, (i) maintained $204.2 million of outstanding debt under the revolving credit facility (which is the current outstanding debt balance after taking into account the $140.0 million debt repayment associated with the SMLP initial public offering) beginning on the first day of each respective 2012 reporting period; and (ii) had a $550.0 million revolving credit facility available to us beginning on the first day of each respective 2012 reporting period.
(8) For the three months ended September 30, 2013, reflects quarterly cash distributions of $0.46 per unit in respect of the third quarter of 2013 that will be paid November 14, 2013. For the nine months ended September 30, 2013, reflects year-to-date quarterly cash distributions of $0.42 per unit in respect of the first quarter of 2013, $0.435 per unit in respect of the second quarter of 2013, and $0.46 per unit in respect of the third quarter of 2013.
Contact: Marc Stratton, Vice President and Treasurer, 214-242-1966, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX-99.1-10